                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report in the Form 10-K of Ascent Pediatrics, Inc.

Our report dated February 21, 1997 contains an explanatory paragraph that states that the financial statements were prepared to present the assets related to the product line to be sold by Upsher-Smith Laboratories, Inc. and the net sales and the identified costs and expenses and that they are not intended to be a complete presentation of the product line's financial position, results of operations or cash flows.


                                        /s/ KPMG LLP
                                        ------------
                                        KPMG LLP

Minneapolis, Minnesota
March 29, 2000